EXHIBIT 3.11

                             STOCK OPTION AGREEMENT


            THIS AGREEMENT made as of the 15th day of October, 1997.


B E T W E E N:

                           DURA PRODUCTS INTERNATIONAL INC.,
                           a company incorporated under the laws of the Province of Ontario

                           (hereinafter called "Dura Products")

                                                              OF THE FIRST PART;

                           - and -

                           ENVIRONMENTAL COMPOSITE
                           PRODUCTS L.L.C.,

                           (hereinafter called "Woodco")

                                                             OF THE SECOND PART.


         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration now paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.       In this agreement:

         "Closing Date" has the meaning attributed thereto in the Joint Venture Agreement;

         "common share" means the common shares without par value in the capital stock of Dura Products as constituted at the date of this agreement;

         "expiry date" means 4:30 p.m. (Toronto time) on the 20th business day following the Closing Date;

         "Joint Venture Agreement" means that certain agreement dated as of September 23, 1997 among Woodco, Dura Products and various other parties relating to the formation of a joint venture corporation to manufacture, sell and distribute Duraskids in the territory defined therein;

         "optioned securities" has the meaning attributed thereto in section 2 hereof;





                                      -2-

         "purchase price per share" means 85% of the closing market price of a common share of Dura Products on the business day preceding the Closing Date (as defined in the Joint Venture Agreement);

         "unit" means a unit described in section 4 hereof consisting of a common share and a share purchase warrant entitling the holder to purchase common shares.

2. Subject to the provisions hereinafter set forth and subject to compliance with applicable securities laws and the rules of any applicable stock exchange, Dura Products hereby grants to Woodco an irrevocable and non-assignable option to purchase that number of common shares of Dura Products (or as hereinafter provided, units) (hereinafter called the "optioned securities") having an aggregate minimum purchase price of $250,000 (Cdn.) and a maximum purchase price of $1,000,000 (Cdn.). The option hereby granted shall be exercisable on one occastion only.

3. If Woodco wishes to exercise the option granted in section 2 hereof for an aggregate purchase price of $500,000 (Cdn.) or less but equal to or greater than $250,000 (Cdn.), it shall exercise the said option and pay for the said common shares prior to the expiry date and shall be entitled to receive, as hereinafter provided, that number of common shares equal to the aggregate purchase price tendered divided by the purchase price per share. Woodco shall not be entitled to receive any fractional shares.

4. If Woodco wishes to exercise the option granted in section 2 hereof for an aggregate purchase price of greater than $500,000 (Cdn.), it shall so notify Dura Products in writing not later than 15 business days following the Closing Date whereupon Woodco shall pay the aggregate purchase price therefor specified in such notice not later than the expiry date and shall receive, as hereinafter provided, units consisting of:

         (a) that number of common shares equal to the aggregate purchase price tendered divided by the purchase price per share; and

         (b) a share purchase warrant entitling Woodco to purchase that number of common shares equal to the aggregate purchase price tendered in excess of $500,000 (Cdn.) divided by the purchase price per share. The share purchase warrant shall expire 18 months following the date of issue and shall be exercisable at a price equal to 125% of the market price of the common shares on the date of issue.

Any exercise of the option granted in section 2 hereof for an aggregate purchase price of greater than $500,000 (Cdn.) shall be in multiples of $50,000 (Cdn.).

5. The option hereby granted shall be exercisable by Woodco tendering a notice in writing at the executive offices of Dura Products in Toronto, specifying the number of common shares (or, if applicable, units) being purchased, together with a certified cheque in favour of Dura Products in an amount equal to the full purchase price of the number of common shares (or units) so specified. Upon any such exercise of option as aforesaid, Dura Products shall forthwith cause the Transfer Agent and Registrar of Dura Products to deliver to Woodco, as soon as practicable thereafter, a certificate or certificates in the name of Woodco representing in the aggregate such number of common shares (and, if applicable, a share purchase warrant substantially in the form annexed hereto) as Woodco shall have then paid for.





                                      -3-

6. Except with the prior consent of Dura Products but subject in all events to applicable securities laws and the requirements of any applicable stock exchanges, Woodco shall not sell, transfer or otherwise dispose of any of common shares acquired pursuant to the exercise of the option herein granted prior to the date which is 18 months after the date of the exercise thereof.

7. Nothing herein contained or done pursuant hereto shall obligate Woodco to purchase and/or pay for any optioned securities except those optioned securities in respect of which Woodco shall have exercised its option to purchase hereunder in the manner hereinbefore provided.

8. In the event of any subdivision or redivision of the common shares of Dura Products at any time prior to the expiry date into a greater number of common shares or the payment by Dura Products of a stock dividend, Dura Products shall deliver at the time of any exercise thereafter of the option hereby granted such additional number of common shares as would have resulted from such subdivision or redivision or would have been received as a result of such stock dividend as the case may be, if such exercise of the option hereby granted had been prior to the date of such subdivision or redivision. In the event of any consolidation or change of the common shares of Dura Products at any time prior to the expiry date into a lesser number of common shares, the number of common shares deliverable by Dura Products on any exercise thereafter of the option hereby granted shall be reduced to such number of common shares as would have resulted from such consolidation or change if such exercise of the option hereby granted had been prior to the date of such consolidation or change.

9. Woodco shall have no right whatsoever as a shareholder in respect of any of the optioned securities (including any right to receive dividends or other distribution therefrom or thereon).

10. Time shall be of the essence of this agreement.

11. This agreement shall enure to the benefit of and be binding upon Dura Products, its successors and assigns. This agreement shall not be assignable by Woodco.

12. This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.
         IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED)            DURA PRODUCTS INTERNATIONAL
                            )            INC.
                            )
     in the presence of     )            Per:________________________
                            )
                            )            Per:________________________
                            )
                            )            ENVIRONMENTAL COMPOSITE
                            )            PRODUCTS L.L.C.
                            )
                                         Per:________________________






                        DURA PRODUCTS INTERNATIONAL INC.
                             SHARE PURCHASE WARRANT



THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED ON OR BEFORE 4:30 P.M. TORONTO TIME IN TORONTO ON ____, 199_.


         THIS IS TO CERTIFY THAT for value received, Environmental Composite Products L.L.C. (the "holder" or "registered holder"), being the holder of this Share Purchase Warrant (the "Warrant") is entitled to purchase at any time and from time to time on or before the close of business on o , 199o (the "Expiry Date") ___________________fully paid and non-assessable common shares without nominal or par value (the "Common shares") of Dura Products International Inc. (the "Corporation"), subject to the terms and conditions hereinafter referred to and at the subscription price of $o (Canadian funds) per Common Share, or such other amount as may be determined from time to time pursuant to the provisions of Schedule "A" hereto (the "Exercise Price"), payable as hereinafter provided (the aggregate purchase price of those Common Shares in respect of which this Warrant is exercised in whole or in part each time this Warrant is exercised is hereinafter called the "Aggregate Purchase Price").

         The right to purchase Common Shares of the Corporation under this Warrant may only be exercised by the holder on or before the Expiry Date by:

         (a) duly completing and executing the subscription in the form attached as Schedule "B" hereto; and

         (b) surrendering this Warrant to the Corporation, at its office in Toronto, together with a bank draft or certified cheque payable to the order of the Corporation, at par in Toronto, in the amount of the Aggregate Purchase Price.

         Upon surrender and payment, the holder shall be deemed for all purposes to be the holder of record of the Common Shares. The Corporation covenants that it will forthwith cause a certificate or certificates representing the Common Shares to be mailed to the holder at the address specified in the subscription form.

         The holder may subscribe for and purchase any lesser number of Common Shares than the number of Common Shares purchasable under this Warrant and in such event shall be entitled to receive a new Warrant in respect of the balance of the Common Shares purchasable under this Warrant not then subscribed for and purchased.

         The terms and conditions pertaining to this Warrant are set forth in Schedule "A" hereto, the provisions of which are hereby incorporated by reference into this Warrant.

         The holding of this Warrant shall not make the holder a shareholder of the Corporation and does not entitle the holder to any right or interest with respect thereto except as expressly provided herein.







         THE COMMON SHARES REFERRED TO IN THIS WARRANT ARE BEING OFFERED IN CANADA BUT NOT IN THE UNITED STATES OF AMERICA OR ITS TERRITORIES OR POSSESSIONS. THE ISSUANCE AND DELIVERY OF THIS WARRANT ARE NOT AND UNDER NO CIRCUMSTANCES ARE TO BE CONSTRUED AS AN OFFERING OF ANY SUCH COMMON SHARES FOR SALE IN THE UNITED STATES OF AMERICA OR ANY TERRITORY OR POSSESSION THEREOF OR A SOLICITATION OF AN OFFER FROM ANY UNITED STATES RESIDENT TO BUY ANY OF SUCH COMMON SHARES. THE COMMON SHARES IN RESPECT OF WHICH THIS WARRANT IS ISSUED ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 OF THE UNITED STATES AND AMENDMENTS THERETO.


                                   DURA PRODUCTS INTERNATIONAL INC.


                                   Per: _____________________________________
                                         Authorized Officer

                                   Per:______________________________________
                                         Authorized Officer







                                  SCHEDULE "A"

                      TERMS AND CONDITIONS ATTACHING TO THE
                            SHARE PURCHASE WARRANT OF
                        DURA PRODUCTS INTERNATIONAL INC.

                                    ARTICLE I

                                 INTERPRETATION



  Section 1.01             Definitions

         In the following provisions applicable to the within Warrant, and except as the context otherwise requires:

         "Aggregate Purchase Price" means the Exercise Price then in effect multiplied by the number of Common Shares in respect of which this Warrant is exercised in whole or in part each time the Warrant is exercised;

         "Common Shares" means fully paid and non-assessable common shares of the Corporation and, except where the context hereof otherwise requires, includes Common Shares to be issued upon the exercise of the Warrant;

         "Current Market Price" means, as at any date when the Current Market Price is to be determined, the weighted average price at which the Common Shares have been traded on a Stock Exchange during the 20 consecutive trading days ending not more than 5 days immediately preceding such date. In the event the Common Shares are not traded on a Stock Exchange, but are then quoted on the Canadian Dealing Network Inc., as at any date when the Current Market Price is to be determined, the weighted average price at which the Common Shares have been quoted on the Canadian Dealing Network Inc. during the twenty consecutive trading days ending not more than five days immediately preceding such date. In the event the Common Shares are not quoted on the Canadian Dealing Network Inc., the Current Market Price thereof shall be determined by the board of directors of the Corporation, which determination shall be conclusive;

         "Exercise Price" means the price for which Common Shares may be purchased upon the exercise of the Warrant, which price shall initially be the sum of $o per Common Share [125% of the closing price on the business date preceding the date of issue], subject to adjustment as hereinafter provided in Section 5.01;

         "Expiry Date" means 4:30 p.m., Toronto time, ono , 199o [insert date which is 18 months from date of issue];

         "Stock Exchange" means a stock exchange in Canada on which the Common Shares are listed and in the event the Common Shares are listed on more than one stock exchange in Canada, any reference to a Stock Exchange shall be deemed to be a reference to such stock exchange as shall be designated by the board of directors of the Corporation;

         "Warrant" means the share purchase warrant attached hereto in registered form entitling the holder thereof, upon tender thereof and payment of the Exercise Price, to subscribe for o Common Shares, subject to adjustment as hereinafter provided in Section 5.01; and

         "Warrantholder" or "holder" means the holder of the Warrant attached hereto;

Section 1.02               Weekends and Holidays

         If the date for the taking of any action hereunder is a Saturday, Sunday or a legal holiday, such action shall be taken on the next succeeding business day with the force and effect as if made on the nominal date.

Section 1.03               Time

         Time shall be of the essence hereof and of the Warrant issued hereunder.

Section 1.04               Applicable Law

         This Schedule and the Warrant shall be construed in accordance with the laws of the Province of Ontario and shall be treated in all respects as Ontario contracts.

                                   ARTICLE II

                                ISSUE OF WARRANT

Section 2.01               Form and Terms of Warrant

         The Warrant shall entitle the holder thereof to subscribe, on or before the Expiry Date, o Common Shares in accordance with the provisions of Article IV hereof, subject to adjustment as hereinafter provided in Section 5.01.

Section 2.02               Ownership of Warrant

         The Corporation may deem and treat the registered holder of the Warrant as the absolute owner thereof for all purposes and the Corporation shall not be affected by any notice to the contrary. The registered holder of the Warrant shall be entitled to the rights and privileges attaching thereto and the issue of Common Shares by the Corporation upon exercise of the Warrant by the registered holder thereof in accordance with the terms and conditions herein contained shall discharge all responsibilities of the Corporation with respect to such Warrant, and the Corporation shall not be bound to inquire into the title of any such registered holder.

Section 2.03               Warrantholder Not a Shareholder

         The Warrantholder shall not, as such, be deemed or regarded as a shareholder of the Corporation nor shall such Warrantholder be entitled to any right or interest except as is expressly provided in this Schedule and the Warrant.

Section 2.04               Enforcement of Warrantholder's Rights

         It is expressly agreed and declared that the obligations under this Schedule and the Warrant are solely corporate obligations of the Corporation and that no personal liability whatsoever shall attach to or be incurred by a present or former shareholder, officer or director of the Corporation. All rights and claims against a shareholder, officer or director of the Corporation are expressly waived as a condition of and as consideration for the issuance of the Warrant.

Section 2.05               Loss, Mutilation, Destruction or Theft of Warrant

         If the Warrant is lost, mutilated, destroyed or stolen, the Corporation may, on such reasonable terms as to cost and indemnity or otherwise as it may impose, issue and sign a new Warrant similar as to denomination, tenor and date as the Warrant so lost, mutilated, destroyed or stolen.

                                   ARTICLE III

                          COVENANTS OF THE CORPORATION

         The Corporation covenants and agrees with the Warrantholder that so long as the Warrant remains outstanding:

Section 3.01               To Reserve Common Shares

         The Corporation is duly authorized to create and issue the Warrant and the Warrant is valid and enforceable against the Corporation and, subject to the provisions hereof, the Corporation will cause the Common Shares from time to time subscribed for and purchased pursuant to the exercise of the Warrant, and the certificates representing such Common Shares, to be duly issued. At all times prior to the Expiry Date, while the Warrant is outstanding, the Corporation shall reserve and there shall remain unissued out of its authorized capital a number of Common Shares or other securities sufficient to enable the Corporation to meet its obligation to issue Common Shares or other securities pursuant to the exercise of the Warrant from time to time. All Common Shares issued upon exercise of the Warrant shall be issued as fully paid and non-assessable.

Section 3.02               To Execute Further Assurances

         The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may reasonably require for better accomplishing and effecting the intentions and provisions hereof.

Section 3.03               To Give Notice of Certain Events

         So long as the Warrant is outstanding, the Corporation will give to the holder at least 14 days' prior notice of the effective date or record date of any event which gives rise to an adjustment pursuant to Section 5.01. Any such notice shall be sufficiently given if given in accordance with Section 6.01. The Corporation further covenants and agrees that it will not within the said notice periods take any corporate action which would deprive the holder of the

Warrant of the opportunity of exercising the right to purchase Common Shares during the said periods and thereby to participate as a shareholder in respect to any of the matters referred to in this Section.

                                   ARTICLE IV

                      EXERCISE AND CANCELLATION OF WARRANT

Section 4.01               Exercise of Warrant

         The Warrantholder who desires to exercise the Warrant shall, prior to the Expiry Date: (a) duly complete and execute the subscription in the form attached as Schedule "B" hereto; (b) surrender the Warrant to the Corporation at its principal office in the Municipality of Metropolitan of Toronto; and (c) pay the Aggregate Purchase Price by bank draft or certified cheque payable to the Corporation at par in Toronto.

         If any of the Common Shares subscribed for are to be issued to a person other than the Warrantholder, the Warrantholder shall pay the requisite transfer fees and charges, if any, to the Corporation. Upon surrender and payment, as aforesaid, the person in whose name the Common Shares are to be issued, as specified in the subscription form, shall be deemed for all purposes (except in respect of the right to receive notice of any meeting if the record date for notice of the meeting is prior to the date the person is registered as a shareholder on the books of the Corporation) to be the holder of record of the Common Shares issued to such person and shall be entitled to delivery of a certificate representing the Common Shares.

         Subject to the provisions of Section 4.03, the Corporation shall cause the certificate to be mailed to the person at the address specified in the subscription form within 10 days of the surrender of the Warrant and payment of the Aggregate Purchase Price and requisite transfer fees and charges.

Section 4.02               Partial Exercise of Warrant

         The Warrantholder may subscribe for and purchase a lesser number of Common Shares than the number of Common Shares purchasable under the Warrant, in which case the Warrantholder shall be entitled to receive a new Warrant in respect of the Common Shares purchasable under the said Warrant and not then subscribed for and purchased, and the Corporation shall issue a new Warrant upon surrender of such Warrant, if satisfied that the new Warrant is properly issuable.

Section 4.03               Postponement of Delivery of Certificate

         The Corporation shall not be required to deliver certificates for Common Shares during the period when the stock transfer books of the Corporation are closed due to an impending meeting of shareholders or a proposed payment of dividends or for any other purpose and, in the event of a surrender of the Warrant for the purchase of Common Shares during such period, the delivery of certificates may be postponed for a period not exceeding 10 days after the date of the reopening of the stock transfer books.

Section 4.04               Warrant Void After Expiry Date

         After the Expiry Date, no holder of an unexercised Warrant shall have any rights under the Warrant, and the Warrant shall be void and of no value or effect. All provisions of the Warrant and of this Schedule are subject to this Section.

Section 4.05               Hold Period Attached to Common Shares

         Except with the prior consent of the Corporation but subject in all events to applicable securities laws and the requirements of any applicable stock exchanges, by its acceptance of the Warrant, the holder shall not sell, transfer or otherwise dispose of any of Common Shares acquired pursuant to the exercise of the Warrant prior to the date which is 18 months after the date of the exercise thereof.

                                    ARTICLE V

                              ADJUSTMENT PROVISIONS

Section 5.01               Adjustment of Subscription Rights

         The  subscription   rights  under  the  Warrant  shall  be  subject  to
adjustment from time to time as follows:

(a) in the event the Corporation shall, at any time while the Warrant is outstanding:

         (i) subdivide its outstanding Common Shares into a greater number of shares;

         (ii) combine or consolidate its outstanding Common Shares into a smaller number of shares; or

         (iii) issue  Common  Shares,   or  securities   exchangeable   for  or
               convertible into Common Shares to the holders of any of its outstanding shares by way of a stock dividend;

         the Exercise Price shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purposes of any of the foregoing events to a price determined by multiplying the Exercise Price in effect on such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date, and the denominator shall be the number of Common Shares outstanding after the completion of the applicable event, including in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had the securities been exchanged for or converted into Common Shares on such record date. Such adjustments shall be made successively whenever any event referred to in this Section 5.01 shall occur and any such issuance of securities by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 5.01.

(b) In the event the Corporation shall fix a record date for the issuance of rights, options or warrants, other than options issued to employees pursuant to a stock option or stock purchase plan approved by the directors of the Corporation, to all or substantially all the holders of its outstanding Common Shares entitling them for a period expiring not more than 60 days after such record date, to subscribe for or purchase Common Shares (or securities exchangeable for or convertible into Common Shares) at a price per share (or having an exchange or conversion price per share) less than 95% of the Current Market Price on such record date, the Exercise Price shall be adjusted immediately after the date upon which such rights, options or warrants expire so that it shall equal a rate determined by multiplying the Exercise Price in effect on such expiry date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such expiry date (exclusive of those Common Shares issued upon the exercise of such rights, options or warrants) plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares subscribed for or purchased upon the exercise of such rights, options or warrants (or the aggregate exchange or conversion price of the convertible securities so subscribed for or purchased) by the Current Market Price of a Common Share, and of which the denominator shall be the total number of Common Shares outstanding on such expiry date (exclusive of those Common Shares issued upon the exercise of such rights, options or warrants) plus the total number of Common shares subscribed for or purchased upon the exercise of such rights, options or warrants (or into which the exchangeable or convertible securities so subscribed for or purchased are exchangeable or convertible). Any Common Shares owned by or held for the account of the Corporation, including those owned by any subsidiary of the Corporation, shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such an expiry date occurs.

(c) In the event the Corporation shall fix a record date for the making of a distribution to all or substantially all of the holders of its outstanding Common Shares of:

         (i) shares of any class other than Common shares or securities exchangeable for or convertible into Common Shares issued by way of a stock dividend;

         (ii) rights, options or warrants, excluding those referred to in clause 5.01(b);

         (iii)    evidences of its indebtedness; or

         (iv) assets of the Corporation, excluding cash dividends other than cash dividends to the extent that the aggregate amount of cash dividends paid by the Corporation on its Common Shares in any fiscal year of the Corporation exceeds 100% of the aggregate net income of the Corporation for the immediately preceding five fiscal years less cash dividends paid on any of its shares during such fiscal years;

         then in each such case the Exercise Price shall be adjusted immediately after such record date, or in the case of such record date being fixed for the issuance of such rights, options or warrants, immediately after the date upon which such rights, options or warrants expire, so that it shall equal the rate determined by multiplying the Exercise Price in effect on such record date, or expiry date, as the case may be, by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date or expiry date (exclusive of those Common Shares issued upon the exercise of such rights, options or warrants), multiplied by the Current Market Price per Common share on such record date or expiry date, less the aggregate fair market value (as determined by the board of directors, whose determination shall be conclusive) of such shares, evidences of indebtedness or assets distributed or the fair market value (as determined by the board of directors, whose determination shall be conclusive) of the securities issued upon the exercise of such rights, options or warrants, and of which the denominator shall be the total number of Common Shares outstanding on such record date or expiry date (inclusive of those Common Shares issued upon the exercise of such rights, options or warrants) multiplied by the Current Market Price per Common Share on such record date or expiry date. Any Common Shares owned by or held for the account of the Corporation, including those owned by a subsidiary of the Corporation, shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed or such expiry date occurs. To the extent that such distribution of shares, evidences of indebtedness or assets is not so made, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based upon such shares, evidences of indebtedness or assets actually distributed.

Section 5.02               No Adjustments

         No adjustments of the subscription rights or Exercise Price shall be made pursuant to Clause 5.01 if the Warrantholder was permitted to participate in the issuance of such rights, options or warrants or such distribution, as the case may be, as though and to the same effect as if it had exercised the Warrant and had acquired Common Shares prior to the issuance of such rights, options or warrants or such distribution, as the case may be.

Section 5.03               Adjustments Cumulative

         The adjustments provided for in this Article V are cumulative. No adjustment of the Exercise Price shall be made in any case in which the resulting adjustment to the Exercise Price would be less than 1% of the then Exercise Price, but in such case any adjustment that would otherwise have been required then to be made shall be carried forward and made at the time of, and together with, the next subsequent adjustment to the Exercise Price which, together with any and all such adjustments so carried forward, shall result in an adjustment in the Exercise Price of not less than 1%.

Section 5.04               Certificate

         When any action is taken which requires an adjustment of the Exercise Price to be made under Sections 5.01 or 5.06, the Corporation shall forthwith prepare a certificate signed by the President or Vice-President and by the Secretary, an Assistance Secretary or the Treasurer of the Corporation, setting forth the details of the action taken, the Exercise Price before adjustment and the details of the computation of the adjusted Exercise Price. The Corporation shall exhibit a copy of such certificate from time to time to a Warrantholder desiring to inspect the same. The Corporation may retain a firm of independent chartered accountants, who may be the auditors of the Corporation, to make any computation required under Sections 5.01 or 5.06, and any computation so made shall be final and binding on the Corporation and the Warrantholder. Such firm of independent accountants may, as to questions of law, request and rely upon an opinion of independent counsel, who may be counsel for the Corporation. Any such determination shall be conclusive and binding on the Corporation and the Warrantholder.

Section 5.05               No Fractional Shares

         If, following the application of Section 5.01, the number of Common Shares issuable on the exercise of the Warrant would not be a whole number, upon the exercise of the Warrant the Corporation shall not be required to issue a fractional share. The Corporation shall round up any fractional share to the next highest whole number and shall issue and deliver such whole number of Common Shares.

Section 5.06               Reclassification and Reorganization

         In case of, after the date hereof, any reclassification or change of the Common shares, other than a change contemplated in Section 5.01, or in the case of any reorganization, amalgamation, consolidation or merger of the Corporation with or into any other corporation, or in the case of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, the Warrant shall, after such reclassification, change, reorganization, amalgamation, consolidation, merger or sale, be exercisable to acquire the number of shares or other securities or property of the Corporation, or such continuing, successor or purchasing corporation, as the case may be, to which a holder of the number of Common Shares as would have been issued if such Warrant had been exercised immediately prior to such reclassification, change, reorganization, amalgamation, consolidation, merger or sale would have been entitled upon such reclassification, change, reorganization, amalgamation, consolidation, merger or sale.

Section 5.07               Corporation's Rights Not Limited

         Nothing in this Article V shall be construed as affecting or limiting in any way the right of the Corporation to amend its articles or to effect any redesignation, reclassification, consolidation, subdivision, redivision, exchange, conversion or other capital reorganization affecting Common Shares or any other shares of its capital.

Section 5.08               Adjustment of Provisions

         If, in the opinion of the board of  directors,  the  provisions of this
Article V are not strictly applicable, or if strictly applicable, would not fairly protect the rights of the Warrantholders or the Corporation in accordance with the intent and purposes hereof, the board of directors shall make any adjustment in such provisions as the board of directors deems appropriate.

Section 5.09               Shares to be Reserved

         As a condition precedent to the taking of any action which would require an adjustment in any of the subscription rights pursuant to the Warrant, the Corporation shall take any corporate action which may be necessary in order that the Corporation has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the Common Shares or other securities which the Warrantholder is entitled to receive on the full exercise of the Warrant in accordance with the provisions hereof.

                                   ARTICLE VI

                                     NOTICES

Section 6.01               Notice

         Any notice or other written communication required or permitted hereunder shall be in writing and:

         (a) delivered personally to the party or, if the party is a corporation, an officer of the party to whom it is directed;

         (b) sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing there exists an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or

         (c) sent by confirmed telecopy, cable or other means of prepaid, transmitted or recorded communication.

         All such notices shall be addressed to the party to whom it is directed at the following addresses:

         If to the Corporation:

         Dura Products International Inc.
         60 Carrier Drive
         Etobicoke, Ontario
         M9W 5R1

         Attention: Chief Financial Officer

         If to the Warrantholder:

         the address of the Warrantholder last provided to the Corporation by the Warrantholder.

         Any party may at any time change its address hereunder by giving notice of such change of address to the other party or parties in the manner specified in this paragraph. Any such notice or other written communication, if mailed by prepared registered mail, shall be effective on the day of receipt; if given by telex, telegram or telecopy or other form of prepaid, transmitted or recorded communication, shall be effective on the first business day after the sending thereof; and if given by personal delivery, shall be effective on the day of delivery.

                                   ARTICLE VII

                                   FORMAL DATE

Section 7.01               Formal Date

         The Warrant may be referred to as bearing the formal date of o , 199o , irrespective of the actual date of execution.







                                  SCHEDULE "B"

                                SUBSCRIPTION FORM

         The undersigned holder of the within Warrant hereby exercises the right to purchase and hereby subscribes for o Common Shares according to the terms of the within Warrant and herewith makes payment of the subscription price in full for the said number of Common Shares.

         The said Common Shares are to be registered as follows:

         Name                        Address in Full           Number of Shares

         o                                 o                         o

         DATED this        day of           , 199_ .


                                       -----------------------------------------
                                       Signature of Subscriber

                                       -----------------------------------------
                                       Print Name of Subscriber

                                       -----------------------------------------
                                       Address in full of Subscriber

INSTRUCTIONS TO WARRANTHOLDER

         TO SUBSCRIBE - Fill in the Subscription Form above and sign on the line "Signature of Subscriber". Print your full name and full address on the lines provided and then send or deliver this Warrant with the total subscription price for the Common Shares purchased to o at its office at o . The subscription price should be paid in cash or by certified cheque made payable to o at par in Toronto.

         To be effective, this Warrant with the completed subscription form and the applicable payment must be received by the Corporation before 4:30 p.m. Toronto time on o , 199o . For your own protection, the Warrant, subscription form and payment should be delivered or forwarded by registered mail.

         The maximum number of Common Shares for which you may subscribe is set out on the face page of the Warrant.

         Certificates for Common Shares purchased will be delivered or mailed as soon as practicable after your purchase.

         THIS WARRANT WILL EXPIRE AT 4:30 P.M., TORONTO TIME, ON O , 199O AND MUST BE EXERCISED BEFORE THAT TIME, OTHERWISE THIS WARRANT WILL BE VOID AND OF NO EFFECT.